Exhibit 99.2

FOR IMMEDIATE RELEASE
DATE:	May 3, 2011

CONTACT:	Brian L. Vance
President & CEO
(360) 943-1500

HERITAGE ANNOUNCES QUARTERLY CASH DIVIDEND

Olympia, WA, May 3, 2011/PR Newswire/ — The Board of Directors of Heritage Financial Corporation (“Heritage” or “Company”) (NASDAQ: HFWA), announced that a quarterly cash dividend of $0.03 per common share will be paid on May 27, 2011 to shareholders of record as of the close of business on May 13, 2011.

Brian Vance, President and Chief Executive Officer, commented, “We are pleased to resume paying a dividend to our shareholders as this reflects the confidence that our board and management has in the core earnings capacity of Heritage going forward. We diligently review various financial metrics such as capital levels, our belief in the sustainability of our earnings stream and the overall strength of our balance sheet. We carefully monitor the economic outlook and, while we are cautious about the economic recovery, we have determined that a dividend is appropriate at this time.”

About Heritage Financial

Heritage Financial Corporation is a bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank. Heritage Bank serves western Washington and the greater Portland, Oregon area through its twenty-six full-service banking offices and its Online Banking Website www.HeritageBankWA.com. Central Valley Bank serves Yakima and Kittitas counties in central Washington through its six full-service banking offices and its Online Banking Website www.CVBankWA.com. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.